EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Sheree Aronson (714) 247-8290 sheree.aronson@amo-inc.com

Media Contact:	Steve Chesterman (714) 247-8711 steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS ANNOUNCES
THIRD-QUARTER 2004 RESULTS

     • Revenue Up 31.2% vs. One Year Ago

     • Pro Forma Diluted EPS of $0.29 vs. $0.23 One Year Ago

     • 2005 Pro Forma EPS Guidance Revised Upward to Range of $1.65 to $1.75

(SANTA ANA, CA), October 21, 2004 – Advanced Medical Optics, Inc. (AMO) [NYSE: AVO], a global leader in ophthalmic surgical devices and eye care products, today announced financial results for the third quarter of 2004.

Net revenue rose 31.2 percent to $198.4 million compared with last year’s third quarter, reflecting continued growth in the company’s core ophthalmic surgical and eye care businesses, and the benefits of the Pfizer acquisition. Excluding the effect of currency, revenue grew 25.3 percent for the third quarter, compared to the same period in 2003.

Pro forma net income for the third quarter of 2004 grew 64.7 percent to $11.3 million, or $0.29 per diluted share, compared to $6.9 million, or $0.23 per diluted share, in the year-ago quarter. Under Generally Accepted Accounting Principles (GAAP), the company reported a net loss of $31.7 million, or a net loss of $0.89 per diluted share, compared to a net loss of $3.7 million, or $0.13 per diluted share, in the same period one year ago. The loss in the third quarter of 2004 is attributed to a $49.2 million charge. The charge included purchase-accounting adjustments, which included $28.1 million for in-process R&D and $14.1 million for the step-up in inventory and other charges related to the June 2004 acquisition of the Pfizer surgical ophthalmic business, as well as costs associated with the early retirement of debt (as outlined in the attached financial tables). The loss in the third quarter of 2003 is attributed primarily to costs associated with the company’s mid-2003 recapitalization.

The Pfizer acquisition fortified AMO’s surgical franchise through the addition of the Healon® family of viscoelastics, the CeeOn® and Tecnis® lines of intraocular lenses (IOL) and the Baerveldt® glaucoma shunt, as well as related manufacturing and R&D facilities. Excluding the

AMO Announces Third Quarter 2004 Results – Page 2

$32.3 million in revenue related to the acquisition during the quarter, the company’s net revenue rose 9.9 percent to $166.1 million, compared to the same period last year, or 4.9 percent on a constant-currency basis.

“We continue to transform AMO into an increasingly strong global enterprise capable of delivering sustained growth and profitability to shareholders,” said James V. Mazzo, president and chief executive officer. “During the quarter, we achieved strong performance across all geographic regions while moving aggressively to integrate the Pfizer acquisition. We have leading positions in the markets we serve, a host of scientifically significant products to meet the needs of practitioners and patients, the technological expertise to seize new market opportunities and a scalable global infrastructure and distribution network.”

For the first nine months of 2004, net revenue was $517.4 million, compared to $434.5 million for the first nine months of 2003, an increase of 19.1 percent. Excluding the impact of currency, net revenue grew 12.5 percent. Excluding the $32.3 million in revenue related to the Pfizer acquisition in the third quarter, revenue for the first nine months grew 11.7 percent, or 5.4 percent on a constant-currency basis.

Pro forma net income for the first nine months of 2004 was $24.4 million, or $0.70 per diluted share, compared to $13.6 million, or $0.46 per diluted share, in the year-ago period. On a GAAP basis, the company reported a net loss for the first nine months of 2004 of $139.5 million, or a loss of $4.36 per diluted share, compared to reported net income of $612,000, or $0.02 per diluted share, in the first nine months of 2003. The loss in the first nine months of 2004 is attributed to purchase-accounting adjustments and other charges related to the June 2004 acquisition of the Pfizer surgical ophthalmic business, as well as costs associated with the early retirement of debt (as outlined in the attached financial tables). Reported net income for the first nine months of 2003 included charges associated with the 2003 recapitalization.

“With the Pfizer acquisition completed, the integration process well ahead of schedule and our global reorganization beginning to yield benefits, we are on track to achieve our previous 2004 revenue guidance in the range of $715 million to $725 million, with pro forma diluted EPS for 2004 in the range of $1.20 to $1.25,” said Richard A. Meier, executive vice president of operations and finance and chief financial officer. “In light of our rapid integration success, the greater visibility we now have into the near-term potential of the Pfizer assets and the productivity and efficiency gains of our reorganization, we are adjusting our previous guidance for 2005 revenue to a range of $820 million to $840 million, and increasing our pro forma diluted EPS estimate for 2005 by $0.05 to a range of $1.65 to $1.75.”

Ophthalmic Surgical

Ophthalmic surgical revenue grew 53.0 percent in the third quarter to $113.5 million, compared to $74.2 million in the year-ago quarter. Excluding the effect of currency, ophthalmic surgical revenue grew 46.7 percent. Growth in the third quarter included $32.3 million in revenue associated with the Pfizer acquisition. Excluding this revenue, the company’s base ophthalmic surgical business grew 9.5 percent in the third quarter, or 5.1 percent on a constant-currency basis. Other quarterly ophthalmic surgical highlights included:

•	Total IOL revenue rose 16.5 percent to $58.8 million, compared to $50.4 million in the third quarter of 2003. The increase reflected strong performance of the proprietary OptiEdge® series of acrylic and silicone IOLs, and addition of the Tecnis® and CeeOn® family of IOLs acquired from Pfizer. Excluding sales related to the Pfizer acquisition, the company’s total IOL revenue rose 3.0 percent, compared to the same period last year. As part of a new

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AMO Announces Third Quarter 2004 Results – Page 3

global product positioning strategy, AMO has begun to discontinue some of its older IOL and viscoelastic products and transition customers to newer, more technologically advanced offerings. This planned transition and repositioning is reflected in the quarterly growth rates of the base IOL and viscoelastic categories.

•	Sales of viscoelastics rose dramatically during the quarter to $28.4 million, compared to $3.6 million one year ago. This rise reflected the addition of the Healon® family of viscoelastics.

•	Sales of phacoemulsification products demonstrated continued gains during the quarter, climbing 11.0 percent to $16.9 million, compared to $15.2 million one year ago. The increase reflects continued penetration of the company’s Sovereign® and Sovereign® Compact™ systems with WhiteStar™ technology, as well as recurring revenue from the consumable surgical packs used during every phacoemulsification procedure performed with an AMO machine.

For the first nine months of 2004, ophthalmic surgical revenue grew 26.6 percent to $278.4 million, compared to $220.0 million in the first nine months of 2003. Excluding the effect of currency, growth was 20.2 percent. Excluding the revenue related to the Pfizer acquisition in the third quarter, ophthalmic surgical sales for the first nine months of 2004 were $246.1 million, up 11.9 percent versus the year-ago period, or up 6.1 percent on a constant currency basis.

Eye Care

Revenue growth in AMO’s eye care business continued to perform at a high level during the quarter, rising 10.2 percent to $84.9 million, compared to $77.0 million in 2003’s third quarter. Excluding the effect of currency, eye care growth was 4.7 percent. Additional quarterly highlights in the eye care business included:

•	Sales of the company’s flagship COMPLETE® branded product line remained strong, growing 19.1 percent compared to the same period last year. AMO’s COMPLETE® MoisturePLUS™, the first multipurpose solution with two artificial tear ingredients, is designed to alleviate discomfort and dryness for contact lens wearers.

•	The company’s multipurpose products generated $41.0 million in revenue during the quarter, up 20.1 percent compared to the same period in 2003.

•	Sales of hydrogen-peroxide solutions also rose during the quarter to $25.8 million, compared to $24.6 million one year ago. This growth was directly related to the company’s strategy to serve customer-specific needs in the Japan and Asia Pacific regions.

For the first nine months of 2004, eye care revenue grew 11.4 percent to $239.0 million, compared to $214.5 million in the first nine months of 2003. Excluding the effect of currency, growth was 4.6 percent for the period.

Financial Highlights

The following are additional earnings highlights for the third quarter of 2004.

•	Pro forma gross profit for the third quarter of 2004 was $123.5 million, up 31.3 percent from $94.1 million a year ago. The pro forma gross margin for the period was 62.3 percent, the same as in the third quarter of 2003. This reflects continued execution of a global eye care manufacturing strategy that should allow AMO to exit its manufacturing agreement with its

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AMO Announces Third Quarter 2004 Results – Page 4

former parent by the mid 2005 expiration date, as well as progress in integrating the Pfizer manufacturing assets. Reported gross profit for the quarter was $109.5 million.

•	Pro forma research and development expenses in the third quarter of 2004 were $11.8 million, up 27.8 percent from $9.3 million in the same period last year. Pro forma R&D expenses represented approximately 6 percent of sales in the third quarters of 2004 and 2003. Reported R&D expenses for the third quarter were $39.9 million.

•	Pro forma SG&A expenses for the third quarter were $86.2 million, or 43.5 percent of sales, and included approximately $4.6 million in non-recurring expenses related to the integration of the Pfizer ophthalmic surgical business. Excluding these integration-related costs, pro forma SG&A as a percent of sales would have been approximately 41 percent. Reported SG&A expenses for the third quarter of 2004 were $88.5 million, compared to reported SG&A expenses of $67.6 million in the same period last year.

•	Pro forma operating income for the quarter rose to $25.5 million from $17.3 million in the same quarter last year. The pro forma operating margin for the third quarter of 2004 was 12.9 percent, compared to 11.4 percent in the third quarter of 2003. Excluding non-recurring integration-related costs in the third quarter of 2004, the pro forma operating margin would have been approximately 15 percent. Under GAAP, the company reported an operating loss of $19.0 million for the third quarter of 2004 due primarily to purchase-accounting adjustments and other charges associated with the Pfizer acquisition.

•	The effective tax rate in the third quarter was 35.0 percent, compared to 42.9 percent in the same period one year ago. The decline reflects continuing implementation of the company’s long-term tax strategies, the changes in its capital structure and ongoing improvements in its global supply chain.

•	During the quarter, AMO reduced its total debt outstanding to $568.4 million, from $631.4 million at the end of the second quarter. This reduction reflects the repayment of a portion of its $250 million Term B loan and the exchange of approximately $18 million principal amount of its 3.5 percent convertible bonds during the quarter.

Pro Forma Explanation & Guidance

The company provides its earnings per share, net income, gross profit, gross margin, research and development, SG&A and non-operating expenses in two formats. The first format represents reported, or GAAP, results and the second format presents pro forma, or comparable, results. The pro forma results exclude the unrealized gain or loss on derivative instruments, purchase-accounting adjustments and other charges related to the Pfizer acquisition, as well as cash and non-cash charges associated with the company’s debt repayment and recapitalization. A reconciliation of reported and pro forma earnings per share, net income, gross profit, gross margin, research and development, SG&A and non-operating expenses for the quarter and year to date is provided in the attachments to this press release and is available on the company’s Web site at www.amo-inc.com under the section entitled “Investors/Media.”

The company’s management uses pro forma results to measure and compare its regional and global performance absent the impact of foreign currency fluctuations on currency derivatives, acquisition-related charges, debt extinguishment costs and other costs associated with the recapitalization. Additionally, management believes this format is useful for investors to perform more meaningful comparisons of operating results.

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AMO Announces Third Quarter 2004 Results – Page 5

AMO’s guidance for the full-year 2004 and 2005 earnings per share is provided on a pro forma basis. Earnings-per-share guidance for the full year 2004 excludes the effect of $131.4 million of debt extinguishment costs and other costs associated with the 2004 recapitalization, as well as $44.5 million of purchase-accounting adjustments and other acquisition-related charges. Guidance for 2004 and 2005 also excludes unrealized gains or losses on derivative instruments due to the unpredictability of foreign currency fluctuations and future one-time costs associated with the Pfizer acquisition, including an additional adjustment to gross profit in the fourth quarter related to the step-up in inventory. AMO does not provide a reconciliation of projected pro forma earnings per share to expected reported results due to the unknown effect and potential significance of foreign currency fluctuations on the fair value of its currency derivatives.

Live Webcast & Audio Replay

Mr. Mazzo and Mr. Meier will host a live Web cast to discuss third quarter results and future expectations today at 10:00 a.m. EDT. To participate, visit the company’s Investors/Media site at www.amo-inc.com. Audio replay will be available at approximately noon EDT today and will continue through midnight EDT on Friday, October 29, at 800-642-1687 (Passcode 1517015) or by visiting www.amo-inc.com.

About Advanced Medical Optics

Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of ophthalmic surgical and contact lens care products. The company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract and refractive surgery, and microkeratomes used in LASIK procedures for refractive error correction. AMO owns or has the rights to such well-known ophthalmic surgical product brands such as Phacoflex®, Clariflex®, Array®, Sensar®, Tecnis®, CeeOn® and Verisyse® intraocular lenses, the Sovereign® and Sovereign® Compact™ phacoemulsification systems with WhiteStar™ technology, the Healon® family of viscoelastics, the Baerveldt® glaucoma shunt and the Amadeus™ microkeratome. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known contact lens care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, COMPLETE® Moisture PLUS™, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care® and blink™ branded products. Amadeus is a licensed product of, and a trademark of SIS, Ltd. OptiEdge is a trademark of Ocular Sciences, Inc.

Advanced Medical Optics, Inc. is based in Santa Ana, California, and employs approximately 2,800 worldwide. The company has direct operations in about 20 countries and markets products in approximately 60 countries. For more information, visit www.amo-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements and forecasts about AMO and its businesses, such as management’s revenue and earnings guidance for the full years of 2004 and 2005. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets, and the company often does not know what the actual results will be until after a quarter’s end. Therefore, the company will not report or comment on its progress during the quarter. Any statement made by others with respect to progress mid-quarter cannot be attributed to the company.

Statements in this press release regarding financial guidance for 2004 and 2005, Mr. Mazzo’s and Mr. Meier’s statements and any other statements in this press release that refer to AMO’s estimated or

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AMO Announces Third Quarter 2004 Results – Page 6

anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses including but not limited to risks associated with the integration and operation of the acquired business, and changing competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products and successfully transition its manufacturing of eye care products; product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2003 Form 10-K and Form 10-Q filed in August 2004 include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling 714-247-8348.

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AMO Announces Third Quarter 2004 Results – Page 7

Advanced Medical Optics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 24,	September 26,	September 24,	September 26,
(in thousands, except per share amounts)	2004	2003	2004	2003
Net sales:
Ophthalmic surgical	$113,496	$74,157	$278,431	$219,982
Eye care	84,870	76,995	238,983	214,482

	198,366	151,152	517,414	434,464
Cost of sales	88,894	57,045	212,577	163,763

Gross profit	109,472	94,107	304,837	270,701
Selling, general and administrative	88,533	67,600	236,620	205,106
Research and development	39,930	9,256	59,143	26,996

Operating income (loss)	(18,991)	17,251	9,074	38,599

Non-operating expense (income):
Interest expense	8,377	5,888	19,327	20,442
Unrealized gain on derivative instruments	(304)	(341)	(830)	(59)
Other, net	4,708	17,896	127,977	17,161

	12,781	23,443	146,474	37,544

Earnings (loss) before income taxes	(31,772)	(6,192)	(137,400)	1,055
Provision (benefit) for income taxes	(64)	(2,528)	2,103	443

Net earnings (loss)	$(31,708)	$(3,664)	$(139,503)	$612

Net basic earnings (loss) per share	$(0.89)	$(0.13)	$(4.36)	$0.02

Net diluted earnings (loss) per share	$(0.89)	$(0.13)	$(4.36)	$0.02

Weighted average number of shares outstanding:
Basic	35,711	29,110	31,977	28,962
Diluted	35,711	29,110	31,977	29,274

AMO Announces Third Quarter 2004 Results – Page 8

Advanced Medical Optics, Inc.
Global Sales
(Unaudited)
(USD in thousands)

	Three Months Ended		Nine Months Ended
	September 24,	September 26,	September 24,	September 26,
	2004	2003	2004	2003
Geographic sales:
Americas	$58,712	$46,203	$152,978	$131,179
Europe/Africa/Middle East	66,131	49,731	181,334	151,482
Japan	54,552	42,498	134,871	119,095
Asia Pacific	18,971	12,720	48,231	32,708

	$198,366	$151,152	$517,414	$434,464

Product sales:
Ophthalmic surgical:
Intraocular lenses (1)	$58,767	$50,432	$166,153	$148,268
Viscoelastics (2)	28,374	3,628	37,137	11,228
Phacoemulsification products	16,931	15,248	54,284	45,423
Other (3)	9,424	4,849	20,857	15,063

Total Ophthalmic surgical	113,496	74,157	278,431	219,982

Eye care:
Multi-purpose solutions	40,979	34,118	111,967	100,403
Hydrogen-peroxide solutions	25,797	24,582	75,562	67,578
Other	18,094	18,295	51,454	46,501

Total Eye care	84,870	76,995	238,983	214,482

	$198,366	$151,152	$517,414	$434,464

(1)	Includes acquired Pfizer IOL sales of $6,833 in the three and nine months ended September 24, 2004.

(2)	Includes Healon sales of $24,435 in the three and nine months ended September 24, 2004.

(3)	Includes Baerveldt shunt sales of $1,004 in the three and nine months ended September 24, 2004.

	Three Months Ended
	September 24,	September 26,		% Constant	% Exchange
	2004	2003	% Growth	Currency	Impact
Net sales:
Ophthalmic surgical	$113,496	$74,157	53.0%	46.7%	6.3%
Eye care	84,870	76,995	10.2%	4.7%	5.5%

	$198,366	$151,152	31.2%	25.3%	5.9%

	Nine Months Ended
	September 24,	September 26,		% Constant	% Exchange
	2004	2003	% Growth	Currency	Impact
Net sales:
Ophthalmic surgical	$278,431	$219,982	26.6%	20.2%	6.4%
Eye care	238,983	214,482	11.4%	4.6%	6.8%

	$517,414	$434,464	19.1%	12.5%	6.6%

AMO Announces Third Quarter 2004 Results – Page 9

Advanced Medical Optics, Inc.
Pro Forma Condensed Consolidated Statements of Operations (1)
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)

	Three Months Ended					Three Months Ended
	September 24, 2004					September 26, 2003
(in thousands, except per share amounts)	GAAP	Adjustments		Pro Forma		GAAP	Adjustments		Pro Forma
Net sales:
Ophthalmic surgical	$113,496	$—		$113,496		$74,157	$—		$74,157
Eye care	84,870			84,870		76,995			76,995

	198,366			198,366		151,152			151,152
Cost of sales	88,894	(14,064	)(3)	74,830		57,045			57,045

Gross profit	109,472	14,064		123,536		94,107			94,107
Selling, general and administrative	88,533	(2,319	)(4)	86,214		67,600			67,600
Research and development	39,930	(28,100	)(5)	11,830		9,256			9,256

Operating income (loss)	(18,991)	44,483		25,492		17,251			17,251

Non-operating expense (income):
Interest expense	8,377	(1,534	)(6)	6,843		5,888	(1,165	)(8)	4,723
Unrealized gain on derivative instruments	(304)	304	(2)	—		(341)	341	(2)	—
Other, net	4,708	(3,489	)(7)	1,219		17,896	(17,424	)(9)	472

	12,781	(4,719)		8,062		23,443	(18,248)		5,195

Earnings (loss) before income taxes	(31,772)	49,202		17,430		(6,192)	18,248		12,056
Provision (benefit) for income taxes	(64)	6,165	(10)	6,101		(2,528)	7,706	(10)	5,178

Net earnings (loss)	$(31,708)	$43,037		$11,329		$(3,664)	$10,542		$6,878

Net basic earnings (loss) per share	$(0.89)			$0.32		$(0.13)			$0.24

Net diluted earnings (loss) per share	$(0.89)			$0.29	(11)	$(0.13)			$0.23

Weighted average number of shares outstanding:
Basic	35,711			35,711		29,110			29,110
Diluted	35,711			39,455	(12)	29,110			30,361

(1)	The Pro Forma Condensed Consolidated Statements of Operations exclude certain costs resulting from the acquisition of the Pfizer surgical ophthalmic business (Acquisition), debt refinancing and recapitalization items and the unrealized gain on derivative instruments. See below for additional detail.

(2)	To exclude the unrealized gain on derivative instruments.

(3)	To exclude $14,064 of manufacturing profit capitalized in inventory and expensed in the quarter as a result of the application of purchase accounting to the Acquisition.

(4)	To exclude a distributor contract termination charge of $1,585 resulting from the Company’s decision to move to a direct sales model in Belgium due to the higher sales volume of acquired Pfizer products and severance of $734 paid to AMO employees terminated as a result of the Acquisition.

(5)	To exclude the $28,100 charge to in-process research and development resulting from the application of purchase accounting to the Acquisition.

Certain debt refinancing and recapitalization costs associated with the exchange of approximately 1.0 million shares of common stock for approximately $18.0 million in aggregate principal amount of 3.50% convertible senior subordinated notes (Convertible Notes) and repayment of $45.0 million of the term loan were incurred during the quarter ended September 24, 2004 and are excluded from pro forma amounts as follows:

(6)	Pro-rata write-off of debt issuance costs of $1,534; and

(7)	A non-cash charge of $3,489 related to the convertible note exchanges.

(8)	To exclude the write-off of debt issuance costs and original issue discount of $5,386 and recognition of net realized gains on interest swaps of ($4,221) resulting from the tender offer and repurchase of 9.25% senior subordinated notes during the quarter ended September 26, 2003.

(9)	To exclude the aggregate premium of $19,429 paid for the tender offer and repurchase of 9.25% senior subordinated notes and a foreign currency gain of ($2,005) resulting from settlement of certain intercompany notes and related transfer of cash utilized to repurchase the notes during the quarter ended September 26, 2003.

(10)	Related tax effect of adjustments above. No tax benefit for the quarter ended September 24, 2004 has been assumed for the $28,100 in-process research and development charge nor the $3,489 non-cash charge related to the convertible note exchanges.

(11)	Includes the after-tax impact of $182 of interest expense on the Convertible Notes.

(12)	Includes the dilutive effect of approximately 3.7 million shares for stock options and the Convertible Notes.

AMO Announces Third Quarter 2004 Results – Page 10

Advanced Medical Optics, Inc.
Pro Forma Condensed Consolidated Statements of Operations (1)
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)

	Nine Months Ended					Nine Months Ended
	September 24, 2004					September 26, 2003
(in thousands, except per share amounts)	GAAP	Adjustments		Pro Forma		GAAP	Adjustments		Pro Forma
Net sales:
Ophthalmic surgical	$278,431	$—		$278,431		$219,982	$—		$219,982
Eye care	238,983			238,983		214,482			214,482

	517,414			517,414		434,464			434,464
Cost of sales	212,577	(14,064	)(3)	198,513		163,763			163,763

Gross profit	304,837	14,064		318,901		270,701			270,701
Selling, general and administrative	236,620	(2,319	)(4)	234,301		205,106			205,106
Research and development	59,143	(28,100	)(5)	31,043		26,996			26,996

Operating income	9,074	44,483		53,557		38,599			38,599

Non-operating expense (income):
Interest expense	19,327	(5,155	)(6)	14,172		20,442	(5,752	)(8)	14,690
Unrealized gain on derivative instruments	(830)	830	(2)	—		(59)	59	(2)	—
Other, net	127,977	(126,202	)(7)	1,775		17,161	(16,754	)(9)	407

	146,474	(130,527)		15,947		37,544	(22,447)		15,097

Earnings (loss) before income taxes	(137,400)	175,010		37,610		1,055	22,447		23,502
Provision for income taxes	2,103	11,061	(10)	13,164		443	9,428	(10)	9,871

Net earnings (loss)	$(139,503)	$163,949		$24,446		$612	$13,019		$13,631

Net basic earnings (loss) per share	$(4.36)			$0.76		$0.02			$0.47

Net diluted earnings (loss) per share	$(4.36)			$0.70	(11)	$0.02			$0.46

Weighted average number of shares outstanding:
Basic	31,977			31,977		28,962			28,962
Diluted	31,977			36,316	(12)	29,274			29,935

(1)	The Pro Forma Condensed Consolidated Statements of Operations exclude certain costs resulting from the acquisition of the Pfizer surgical ophthalmic business (Acquisition), debt refinancing and recapitalization items and the unrealized gain on derivative instruments. See below for additional detail.

(2)	To exclude the unrealized gain on derivative instruments.

(3)	To exclude $14,064 of manufacturing profit capitalized in inventory and expensed in the period as a result of the application of purchase accounting to the Acquisition.

(4)	To exclude a distributor contract termination charge of $1,585 resulting from the Company’s decision to move to a direct sales model in Belgium due to the higher sales volume of acquired Pfizer products and severance of $734 paid to AMO employees terminated as a result of the Acquisition.

(5)	To exclude the $28,100 charge to in-process research and development resulting from the application of purchase accounting to the Acquisition.

Certain debt refinancing and recapitalization costs associated with the prepayment of the Japan term loan, the exchange of approximately 6.8 million shares of common stock and approximately $4.6 million in cash for approximately $126.6 million in aggregate principal amount of 3.50% convertible senior subordinated notes (Convertible Notes), repayment of $45.0 million of the term loan and consummation of the tender offer to purchase the outstanding $70.0 million aggregate principal amount of 9.25% senior subordinated notes were incurred during the nine months ended September 24, 2004 and are excluded from pro forma amounts as follows:

(6)	Pro-rata write-off of debt issuance costs and one-time commitment fee of $7,607, write-off of original issue discount of $747 and recognition of net realized gains on interest rate swaps of ($3,199); and

(7)	A non-cash charge of approximately $110,729 and a cash charge of $4,580 related to the convertible note exchanges, an aggregate premium paid for the tender offer of $10,784 and early debt extinguishment costs and fees of $109.

(8)	To exclude the write-off of debt issuance costs and original issue discount of $7,797 and recognition of net realized gains on interest swaps of ($2,045) resulting from the tender offer and repurchase of 9.25% senior subordinated notes and prepayment of a term loan during the nine months ended September 26, 2003.

(9)	To exclude the aggregate premium of $19,429 paid for the tender offer and repurchase of 9.25% senior subordinated notes and a foreign currency gain of ($2,675) resulting from settlement of certain intercompany notes and related transfer of cash utilized to repurchase the notes and prepayment of a term loan during the nine months ended September 26, 2003.

(10)	Related tax effect of adjustments above. No tax benefit for the nine months ended September 24, 2004 has been assumed for the $28,100 in-process research and development charge nor the $115,309 charge related to the convertible note exchanges.

(11)	Includes the after-tax impact of $1,045 of interest expense on the Convertible Notes.

(12)	Includes the aggregate dilutive effect of approximately 4.3 million shares for stock options and the Convertible Notes.

AMO Announces Third Quarter 2004 Results – Page 11

Advanced Medical Optics, Inc.
Other Financial Information
(Unaudited)
(USD in thousands)

	September 24,	December 31,
	2004	2003
Cash and equivalents	$34,098	$46,104
Trade receivables, net	180,919	130,423
Inventories	90,665	41,596
Working capital, excluding cash	139,753	91,087
Long-term debt, aggregate principal amount	568,442	233,283

	Three Months Ended
	September 24,	September 26,
	2004	2003
Depreciation and amortization	$7,562	$3,994
Capital expenditures	4,585	3,574

	Nine Months Ended
	September 24,	September 26,
	2004	2003
Depreciation and amortization	$14,970	$11,618
Capital expenditures	14,861	11,692

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